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
                 MORGAN STANLEY INSTITUTIONAL FUND, INC.
                 17a-7  (PORTFOLIO TRADES WITH  AFFILIATES)
                 FOR THE PERIOD  JANUARY 1 2001 TO JUNE 30, 2001
   TRANSACTION                   SHARES   LOCAL         US $
      DATE       SECURITY          PAR    PRICE  CUR.   VALUE  SELLER                     BUYER
EMERGING MARKETS PORTFOLIO
        06/07/01 China Mobile      4,000 40.5000  HKD 20,770 John Hancock Variable   Emerg. Markets Port.
EUROPEAN REAL ESTATE
        03/01/01 Green Property      650  7.8500  EU   4,314 Int'l Small Cap Port    Euro Real Estate
EMERGING MARKETS DEBT PORTFOLIO
        01/23/01 Algeria Tranche 100,000 85.0000  US8,500,000 Multi-Market Debt Port Emerg. Mkt Debt Fund
        01/23/01 Moroco A            100 89.2500  US    8,925 Multi-Market Debt Port Emerg. Mkt Debt Fund

INTERNATIONAL SMALL CAP
        02/22/01 Green Property   37,200  7.8500  EU  292,020 Int'l Small Cap Port   Int'l Small Cap Fund
        03/01/01 Green Property    1,875  7.8500  EU   12,444 Int'l Small Cap Port   GIST- Brocades
        03/01/01 Green Property   22,600  7.8500  EU  149,988 Int'l Small Cap Port   SICAV European Real Est
        03/01/01 Green Property      650  7.8500  EU    4,314 Int'l Small Cap Port   Euro Real Estate
        03/01/01 Green Property      600  7.8500  EU    3,982 Int'l Small Cap Port   Stichting Pension Buhr.
        03/01/01 Green Property   12,650  7.8500  EU   83,953 Int'l Small Cap Port   SICAV European Prop.
        03/01/01 Green Property      425  7.8500  EU    2,821 Int'l Small Cap Port   SPF Beheer
        05/24/01 CSM NV            2,400 24.0000  EU   49,337 Int'l Small Cap Port   Small Cap Port

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